Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement has been prepared pursuant to, and in order to comply with, the Listing Rules and the Codes, and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Company nor shall there be any sale, purchase or subscription for securities of the Company in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver.

Zhihu Inc.

(A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability)

(NYSE: ZH; HKEX: 2390)

CONDITIONAL VOLUNTARY CASH OFFER BY DEUTSCHE BANK AG HONG KONG BRANCH ON BEHALF OF THE COMPANY TO BUY BACK UP TO 46,921,448 CLASS A ORDINARY SHARES (INCLUDING IN THE FORM OF AMERICAN DEPOSITARY SHARES) AT A PRICE OF HK$9.11 PER CLASS A ORDINARY SHARE (EQUIVALENT OF US$3.50 PER ADS)

Financial Adviser to the Company

Independent Financial Adviser to the Independent Board Committee

THE OFFER

The Board announces that a conditional voluntary cash offer will be made by Deutsche Bank on behalf of the Company to buy back, subject to fulfilment of the Condition, up to the Maximum Number, being 46,921,448 Class A Ordinary Shares (including in the form of ADSs), representing approximately 15.9% of the total Shares (on a one share one vote basis) in issue and outstanding as at the date of this announcement at a cash consideration of HK$9.11 per Class A Ordinary Share (equivalent of US$3.50 per ADS).

The Offer will be made in full compliance with the Codes and laws, regulations, and rules of the United States. The consideration for the Offer, being approximately HK$427,454,392 if the Offer is accepted in full, will be paid in cash and will be funded fully by internal resources of the Group.

The Offer Price of HK$9.11 values the entire issued and outstanding share capital of the Company as at the date of this announcement (being 294,632,386 Shares) at approximately HK$2,684,101,036.

The Offer Price of HK$9.11 in cash per Class A Ordinary Share represents:

(i)            a premium of approximately 7.2% over the closing price of HK$8.50 per Class A Ordinary Share as quoted on the Stock Exchange on July 19, 2024 (being the Last Trading Day);

(ii)           a premium of approximately 10.0% over HK$8.28 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the five consecutive trading days up to and including the Last Trading Day;

(iii)           a premium of approximately 9.6% over HK$8.31 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the ten consecutive trading days up to and including the Last Trading Day;

(iv)          a premium of approximately 14.9% over HK$7.93 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the thirty consecutive trading days up to and including the Last Trading Day; and

(v)           a discount of approximately 47.1% to the consolidated net asset value of the Company as at December 31, 2023 of approximately RMB15.61 per Share (equivalent to approximately HK$17.23 per Share) pursuant to the latest audited consolidated financial statements of the Company, calculated based on the audited consolidated net asset value attributable to the Shareholders of RMB4,599.81 million as at December 31, 2023 and the total Shares in issue and outstanding as at the date of this announcement.

The Offer Price of US$3.50 in cash per ADS represents:

(i)             a premium of approximately 14.4% over the closing price of US$3.06 per ADS as quoted on the NYSE on July 18, 2024 (U.S. Eastern Time) (being the NYSE trading day prior to the Last Trading Day);

(ii)           a premium of approximately 11.5% over US$3.14 which is the average closing price per ADS as quoted on the NYSE for the five consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day;

(iii)          a premium of approximately 10.8% over US$3.16 which is the average closing price per ADS as quoted on the NYSE for the ten consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day; and

(iv)          a premium of approximately 14.8% over US$3.05 which is the average closing price per ADS as quoted on the NYSE for the thirty consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day.

THE IRREVOCABLE UNDERTAKINGS

Each of Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder has irrevocably undertaken to the Company that (i) it will, and will procure the holders of Shares and/or ADSs whose Shares and/or ADSs it is deemed to be interested in by virtue of Part XV of the SFO to, accept the Offer in respect of part of such Shares and/or ADSs (details of which are set out under the section headed “H. The Irrevocable Undertakings” of this announcement); (ii) it will, and will procure the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution in connection with the Offer at the EGM; and (iii) prior to the earlier of the Offer closing or lapsing: (a) it will not, and will procure any party acting in concert with it not to, acquire any Share or ADS or other securities of the Company; and (b) it will not, and will procure any party acting in concert with it not to, sell, transfer, assign, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any Shares and/or ADSs. The Irrevocable Undertakings are binding until the closing, lapse or withdrawal of the Offer.

Mr. Zhou has indicated to the Company that he will procure MO Holding Ltd through which he holds his interests in the Company to vote in favor of the resolution in connection with the Offer at the EGM.

IMPLICATIONS UNDER THE LISTING RULES AND THE CODES

As at the date of this announcement, Mr. Zhou, who is the WVR Beneficiary, beneficially owns an aggregate 17,393,666 Class B Ordinary Shares and 19,460,912 Class A Ordinary Shares, representing approximately 42.9% of the voting rights in the Company with respect to shareholder resolutions relating to matters other than the Reserved Matters. Mr. Zhou holds his interests in the Company through MO Holding Ltd. More than 99% of the interest of MO Holding Ltd is held by South Ridge Global Limited, which is in turn wholly-owned by a trust that was established by Mr. Zhou (as the settlor) for the benefit of Mr. Zhou and his family. The remaining interest of MO Holding Ltd is held by Zhihu Holdings Inc., which is wholly-owned by Mr. Zhou.

Pursuant to Rule 8A.13 of the Listing Rules, a listed issuer with a WVR structure must not increase the proportion of shares that carry weighted voting rights above the proportion in issue at the time of listing. Pursuant to Rule 8A.15 of the Listing Rules, if a listed issuer with a WVR structure reduces the number of its shares in issue (such as through a purchase of its own shares) the beneficiaries of weighted voting rights must reduce their weighted voting rights in the issuer proportionately (such as through conversion of a proportion of their shareholding with those rights into shares without those rights), if the reduction in the number of shares in issue would otherwise result in an increase in the proportion of the listed issuer’s shares that carry weighted voting rights. Pursuant to Rule 8A.21 of the Listing Rules, any conversion of shares with weighted voting rights into ordinary shares must occur on a one to one ratio.

Upon completion of the Offer, Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares, such that the proportion of shares carrying WVR of the Company shall not be increased.

Taking into account (i) the Maximum Number of Class A Ordinary Shares subject to the Offer and (ii) the fact that Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares on a one to one ratio to the effect that the proportion of shares carrying WVR of the Company shall not be increased, it is expected that full acceptance of the Offer will not result in change in control of the Company and will not result in acquisition of voting rights by any Shareholder that gives rise to an obligation to make a mandatory offer in accordance with Rule 26 of the Takeovers Code. The Company intends to maintain the listing status of the Class A Ordinary Shares on the Stock Exchange and the ADSs on the NYSE.

The Offer constitutes a share buy-back by general offer by the Company pursuant to the Share Buy-backs Code. Pursuant to Rule 3.1 of the Share Buy-backs Code, the Offer must be approved by a majority of the votes cast by Shareholders who do not have a material interest in the Offer, which is different from the interests of all other Shareholders, in attendance in person or by proxy at a general meeting of the Shareholders duly convened and held to consider the Offer. The Company will convene the EGM by a notice of meeting, which is accompanied by the Offer Document. If the Independent Shareholders do not approve the Offer at the EGM, the Offer will lapse.

GENERAL

The EGM will be convened and held for the purposes of considering and, if thought fit, approving the Offer, at which only Independent Shareholders can vote.

Pursuant to the trust deed in respect of the 2022 Plan, the trustee of the 2022 Plan shall not exercise the voting rights attached to the Class A Ordinary Shares held by it. As at the Date of this announcement, the trustee of the 2022 Plan held 10,109,451 Class A Ordinary Shares (representing approximately 2.2% of the voting rights in the Company), which will not be voted on at the EGM.

Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu (each being a non-executive Director), and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen (each being an independent non-executive Director), comprising all the non-executive Directors who have no interest in the Offer other than as a Shareholder (only Mr. Dahai Li, Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen are Shareholders), have been appointed as members of the Independent Board Committee to advise the Independent Shareholders in respect of the Offer.

Altus Capital Limited, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO, has been appointed as the Independent Financial Adviser to advise the Independent Board Committee in connection with the Offer as to the fairness and reasonableness of the Offer and as to voting by the Independent Shareholders. Such appointment has been approved by the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code.

The Offer will commence on the date when the Offer Document setting out the full terms of the Offer and an expected timetable is published, subject to Independent Shareholder approval at the EGM. The Offer Document for the Offer containing, inter alia: (i) further details of the Offer; (ii) the expected timetable relating to the Offer; (iii) the recommendation from the Independent Board Committee with respect to the Offer; (iv) the advice of the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders; (v) a notice convening the EGM; and (vi) the Form of Acceptance, the ADS Letter of Transmittal, and information relating to the procedures required for the acceptance of the Offer, will be dispatched to the Shareholders and ADS holders within 21 days from the date of this announcement or such later date to which the Executive may consent.

WARNING

The Offer is subject to the Condition being satisfied in full on or before the Long Stop Date. If the ordinary resolution to approve the Offer is not passed by the Independent Shareholders, the Offer will not proceed and will lapse immediately.

It should be noted that dealings in the Class A Ordinary Shares and the ADSs will continue notwithstanding that the Condition may remain unfulfilled, and that persons dealing in the securities of the Company will bear the risk that the Offer may lapse.

Shareholders are advised to consider the detailed terms of the Offer and read, among other things, the letter from the Independent Board Committee and the letter of advice from the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders to be contained in the Offer Document before deciding whether to vote for or against the ordinary resolution in respect of the Offer to be proposed at the EGM.

Shareholders should also note that their voting decision on the ordinary resolution in respect of the Offer to be proposed at the EGM shall not affect their decision as to whether to accept the Offer or not.

If Shareholders are in any doubt as to any aspect of the Offer or as to the action to be taken, they should seek independent professional advice.

Shareholders and potential investors are advised to exercise caution when dealing in the securities of the Company and should consult their professional advisers when in doubt.

The Offer has not yet commenced and has not yet been approved by the Shareholders. This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to the Offer or otherwise. As soon as practicable on the date of commencement of the Offer, the Company intends to file a tender offer statement on Schedule TO and related materials, including the Offer Document, with the SEC in respect of such Offer pursuant to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended. The Shareholders and ADS holders are advised to carefully read these documents if and when they become available, and any amendments to these documents, in their entirety before making any decision with respect to the Offer, because these documents will contain important information. If and when filed, the Shareholders and ADS holders may obtain copies of these documents and other documents filed with the SEC for free at the SEC’s website at https://www.sec.gov. In addition, if and when filed, the Company will provide copies of such documents free of charge to the Shareholders and ADS holders.

A.	INTRODUCTION

The Board announces that a conditional voluntary cash offer will be made by Deutsche Bank on behalf of the Company to buy back, subject to fulfilment of the Condition, up to the Maximum Number, being 46,921,448 Class A Ordinary Shares (including in the form of ADSs), representing approximately 15.9% of the total Shares (on a one share one vote basis) in issue and outstanding as at the date of this announcement at a cash consideration of HK$9.11 per Class A Ordinary Share (equivalent of US$3.50 per ADS).

The Offer will be made in full compliance with the Codes and laws, regulations, and rules of the United States. The consideration for the Offer, being approximately HK$427,454,392 if the Offer is accepted in full, will be paid in cash and will be funded fully by internal resources of the Group.

B.	TERMS OF THE OFFER

The principal terms of the Offer are as follows:

(i)	Deutsche Bank will make the Offer to the Shareholders and ADS holders on behalf of the Company to buy back up to the Maximum Number of Class A Ordinary Shares (including in the form of ADSs) at the Offer Price;

(ii)	the Shareholders and ADS holders may accept the Offer in respect of any number of their Class A Ordinary Shares (including in the form of ADSs) at the Offer Price up to their entire shareholding (subject to the procedures for scaling down as described under the section headed “F. Other Terms of the Offer” below);

(iii)	the Offer is not conditional upon a minimum number of Class A Ordinary Shares (including in the form of ADSs) being tendered for buy-backs;

(iv)	all Class A Ordinary Shares (including in the form of ADSs) validly tendered will be bought back to the extent that the aggregate number of Class A Ordinary Shares (including in the form of ADSs) repurchased pursuant to the Offer will not thereby exceed the Maximum Number, and if the number of Class A Ordinary Shares (including in the form of ADSs) validly tendered exceeds the Maximum Number, the number of Class A Ordinary Shares (including in the form of ADSs) to be bought back from each Accepting Shareholder and each Accepting ADS holder will be reduced proportionally so that the number of Class A Ordinary Shares (including in the form of ADSs) bought back by the Company in aggregate will not exceed Maximum Number – further details of the procedures for scaling down are described under the section headed “F. Other Terms of the Offer” below;

(v)	the withdrawal right with respect to a Form of Acceptance or an ADS letter of transmittal, as applicable, will be set out in the Offer Document;

(vi)	Class A Ordinary Shares will be bought back for cash, free of commission, levies, and dealings charges, save that the amount of seller’s ad valorem stamp duty due on the Class A Ordinary Shares bought back attributable to the Accepting Shareholders, calculated at a rate of 0.1% of the market value of the Class A Ordinary Shares to be bought back under the Offer, or the consideration payable by the Company in respect of relevant acceptances of the Offer, whichever is higher, will be deducted from the amount payable to the Accepting Shareholders and will be paid by the Company on behalf of the Accepting Shareholders, and ADS holders will be responsible for applicable fees and charges payable to the ADS depositary;

(vii)	the Company may hold certain Class A Ordinary Shares (including in the form of ADSs) bought back in treasury and if so, such Class A Ordinary Shares (including in the form of ADSs) will be treated as redeemed and will not be entitled to any dividend declared for any record date set subsequent to the date of their redemption, and, accordingly, the issued and outstanding share capital of the Company will be diminished by the nominal value of the Class A Ordinary Shares (including in the form of ADSs) being bought back. In that case, the voting rights attached to those Class A Ordinary Shares (including in the form of ADSs) being bought back and held in treasury will be suspended. For those Class A Ordinary Shares bought-back that will not be held in treasury, they will be treated as cancelled and will not be entitled to any dividend declared for any record date set subsequent to the date of their cancellation; and

(viii)	Class A Ordinary Shares (including in the form of ADSs) will be bought back free from all liens, charges, encumbrances, equitable interests, rights of pre-emption, or other third party rights of any nature, and accordingly, the submission of a Form of Acceptance (or an ADS Letter of Transmittal) by an Accepting Shareholder (or an Accepting ADS holder) will be deemed to constitute a warranty by that Accepting Shareholder (or that Accepting ADS holder) to Deutsche Bank and the Company that the Class A Ordinary Shares (or the ADSs) are being sold free from all liens, charges, encumbrances, equitable interests, rights of pre-emption, or other third party rights of any nature and together with all rights accruing or attaching thereto, including, without limitation, the right to receive dividends and other distributions declared, made or paid, if any, on or after the date of their redemption. As at the date of this announcement, the Company has no outstanding dividend which remains unpaid. As at the date of this announcement, the Company has no intention to declare any dividends or make any other distributions during the offer period (as defined under the Codes).

In accordance with the Share Buy-backs Code, the Offer will be subject to the approval by the Independent Shareholders in a general meeting by a majority of votes by way of poll.

The full terms and details of the Offer will be set out in the Offer Document.

C.	THE OFFER PRICE

The Offer Price of HK$9.11 values the entire issued and outstanding share capital of the Company as at the date of this announcement (being 294,632,386 Shares) at approximately HK$2,684,101,036.

The Offer Price of HK$9.11 in cash per Class A Ordinary Share represents:

(i)	a premium of approximately 7.2% over the closing price of HK$8.50 per Class A Ordinary Share as quoted on the Stock Exchange on July 19, 2024 (being the Last Trading Day);

(ii)	a premium of approximately 10.0% over HK$8.28 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the five consecutive trading days up to and including the Last Trading Day;

(iii)	a premium of approximately 9.6% over HK$8.31 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the ten consecutive trading days up to and including the Last Trading Day;

(iv)	a premium of approximately 14.9% over HK$7.93 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the thirty consecutive trading days up to and including the Last Trading Day; and

(v)	a discount of approximately 47.1% to the consolidated net asset value of the Company as at December 31, 2023 of approximately RMB15.61 per Share (equivalent to approximately HK$17.23 per Share) pursuant to the latest audited consolidated financial statements of the Company, calculated based on the audited consolidated net asset value attributable to the Shareholders of RMB4,599.81 million as at December 31, 2023 and the total Shares in issue and outstanding as at the date of this announcement.

The Offer Price of US$3.50 in cash per ADS represents:

(i)	a premium of approximately 14.4% over the closing price of US$3.06 per ADS as quoted on the NYSE on July 18, 2024 (U.S. Eastern Time) (being the NYSE trading day prior to the Last Trading Day);

(ii)	a premium of approximately 11.5% over US$3.14 which is the average closing price per ADS as quoted on the NYSE for the five consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day;

(iii)	a premium of approximately 10.8% over US$3.16 which is the average closing price per ADS as quoted on the NYSE for the ten consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day; and

(iv)	a premium of approximately 14.8% over US$3.05 which is the average closing price per ADS as quoted on the NYSE for the thirty consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day.

The Offer Price per Class A Ordinary Share was determined after taking into account, among other things, the historical prices of the Class A Ordinary Shares traded on the Stock Exchange and the ADSs traded on the NYSE, historical financial information of the Group and the prevailing market and sentiments, and with reference to the share buy-back transactions of companies listed on the Main Board of the Stock Exchange or on the NYSE in recent years. The Offer Price per ADS was determined on the same basis as the Offer Price per Class A Ordinary Share and was calculated based on the ADS to Class A Ordinary Share ratio (i.e., every one representing three Class A Ordinary Shares) and an exchange rate of US$1.00 : HK$7.8073, the exchange rate prevailing on the date of this announcement set forth in the H.10 statistical release of the Federal Reserve Board.

D.	CONFIRMATION OF FINANCIAL RESOURCES

The maximum amount of consideration for the Offer, being approximately HK$427,454,392 if the Offer is accepted in full, will be paid in cash and will be funded fully by internal cash resources of the Group. Deutsche Bank, being the financial adviser to the Company in respect of the Offer, is satisfied that sufficient financial resources are available to the Company to satisfy the consideration for the full acceptance of the Offer as described above.

E.	CONDITION OF THE OFFER

The Offer will be conditional upon the approval by more than 50% of the votes cast by the Independent Shareholders in attendance either in person or by proxy by way of a poll having been obtained at the EGM in respect of the Offer on or before the Long Stop Date.

The Condition cannot be waived. Accordingly, if the Condition is not satisfied on or before the Long Stop Date, the Offer will not proceed.

WARNING

The Offer is subject to the Condition being satisfied in full on or before the Long Stop Date. If the ordinary resolution to approve the Offer is not passed by the Independent Shareholders, the Offer will not proceed and will lapse immediately.

It should be noted that dealings in the Class A Ordinary Shares and ADSs will continue notwithstanding that the Condition may remain unfulfilled, and that persons dealing in the securities of the Company will bear the risk that the Offer may lapse.

Shareholders are advised to consider the detailed terms of the Offer and read, among other things, the letter from the Independent Board Committee and the letter of advice from the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders to be contained in the Offer Document before deciding whether to vote for or against the ordinary resolution in respect of the Offer to be proposed at the EGM. Shareholders should also note that their voting decision on the ordinary resolution in respect of the Offer to be proposed at the EGM shall not affect their decision as to whether to accept the Offer or not.

If Shareholders are in any doubt as to any aspect of the Offer as to the action to be taken, they should seek independent professional advice.

Shareholders and potential investors are advised to exercise caution when dealing in the securities of the Company and should consult their professional advisers when in doubt.

The Offer has not yet commenced and has not yet been approved by the Shareholders. This announcement is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to the Offer or otherwise. As soon as practicable on the date of commencement of the Offer, the Company intends to file a tender offer statement on Schedule TO and related materials, including the Offer Document, with the SEC in respect of such Offer pursuant to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended. The Shareholders and ADS holders are advised to carefully read these documents if and when they become available, and any amendments to these documents, in their entirety before making any decision with respect to the Offer, because these documents will contain important information. If and when filed, the Shareholders and ADS holders may obtain copies of these documents and other documents filed with the SEC for free at the SEC’s website at https://www.sec.gov. In addition, if and when filed, the Company will provide copies of such documents free of charge to the Shareholders and ADS holders.

Pursuant to Rule 5.1 of the Share Buy-backs Code and Rule 15.3 of the Takeovers Code, if the Offer is declared unconditional, Shareholders who have not tendered their Class A Ordinary Shares (including in the form of ADSs) for acceptance will be able to tender their Class A Ordinary Shares (including in the form of ADSs) for acceptance under the Offer for a period of 14 days thereafter.

F.	OTHER TERMS OF THE OFFER

Shareholders and ADS holders may accept the Offer in respect of some or all of their respective shareholdings and ADS holdings. If valid acceptances are received for the Maximum Number or fewer Class A Ordinary Shares (including in the form of ADSs), all Class A Ordinary Shares (including in the form of ADSs) validly accepted will be bought back. If valid acceptances received exceed the Maximum Number, the total number of Class A Ordinary Shares (including in the form of ADSs) to be bought back by the Company from each Accepting Shareholder and each Accepting ADS holder will be determined in accordance with the following formula, save that the Company may in its absolute discretion round such figure up or down with the intention of avoiding (as far as practicable) Class A Ordinary Shares (including in the form of ADSs) being held by Accepting Shareholders and Accepting ADS holders in fractional entitlements:

A	×	C
B

A = 46,921,448 Class A Ordinary Shares (including in the form of ADSs), being the Maximum Number

B = Total number of Class A Ordinary Shares (including in the form of ADSs) tendered by all Accepting Shareholders and Accepting ADS holders under the Offer

C = Total number of Class A Ordinary Share (including in the form of ADSs) tendered by the relevant individual Accepting Shareholder or Accepting ADS holder under the Offer

As a result, it is possible that not all of such Class A Ordinary Shares (including in the form of ADSs) tendered by an Accepting Shareholder or Accepting ADS holder will ultimately be bought back. The total number of Class A Ordinary Shares (including in the form of ADSs) that will be bought-back by the Company under the Offer will not exceed the Maximum Number. The decision of the Company as to any scaling down of acceptances in accordance with the above formula and as to the treatment of fractions will be conclusive and binding on all Accepting Shareholders and Accepting ADS holders.

G.	ODD LOTS OF CLASS A ORDINARY SHARES

The Class A Ordinary Shares are currently traded in board lot of 100 Class A Ordinary Shares each on the Stock Exchange. There is no intention to change the board lot size as a result of the Offer. Accepting Shareholders should note that acceptance of the Offer may result in their holding of odd lots of Class A Ordinary Shares. The Company will make arrangements to appoint a designated agent to match sales and purchases of odd lot holdings of Class A Ordinary Shares for a reasonable period after completion of the Offer in order to enable such Accepting Shareholders to dispose of their odd lots or to top up their odd lots to whole board lots. Details of such arrangements will be included in the Offer Document and will be disclosed by way of separate announcement as and when appropriate.

H.	THE IRREVOCABLE UNDERTAKINGS

Each of Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder has irrevocably undertaken to the Company that (i) it will, and will procure the holders of Shares and/or ADSs whose Shares and/or ADSs it is deemed to be interested in by virtue of Part XV of the SFO to, accept the Offer in respect of part of such Shares and/or ADSs; (ii) it will, and will procure the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution in connection with the Offer at the EGM; and (iii) prior to the earlier of the Offer closing or lapsing: (a) it will not, and will procure any party acting in concert with it not to, acquire any Share or ADS or other securities of the Company; and (b) it will not, and will procure any party acting in concert with it not to, sell, transfer, assign, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any Shares and/or ADSs. The Irrevocable Undertakings are binding until the closing, lapse or withdrawal of the Offer.

Pursuant to the Irrevocable Undertakings,

(i)	Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder have irrevocably undertaken to the Company to tender 9,000,000, 5,891,994 and 3,000,000 Class A Ordinary Shares (including in the form of ADSs) for acceptance of the Offer, respectively, representing approximately 3.1%, 2.0% and 1.0% of the total Shares (on a one share one vote basis) in issue and outstanding as at the date of this announcement; and

(ii)	in respect of the undertaking to vote in favor of the resolution in connection with the Offer at the EGM, Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder together hold a total of 34,120,714 Class A Ordinary Shares (including in the form of ADSs), representing approximately 7.6% of the voting rights in the Company as at the date of this announcement.

As at the date of this announcement, Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder hold 11,889,945, 10,201,891 and 12,028,878 Class A Ordinary Shares (including in the form of ADSs), representing approximately 4.0%, 3.5% and 4.1% of interest in the total issued and outstanding Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) and approximately 2.6%, 2.3% and 2.7% of voting rights in the Company, respectively.

Mr. Zhou has indicated to the Company that he will procure MO Holding Ltd through which he holds his interests in the Company to vote in favor of the resolution in connection with the Offer at the EGM.

As at the date of this announcement, the trustee of the 2022 Plan held 10,109,451 Class A Ordinary Shares, which are held on trust for participants under the 2022 Plan to satisfy the future exercise or vesting of awards granted under the 2022 Plan. Under the trust deed in respect of the 2022 Plan, the trustee shall not exercise the voting rights in respect of any Class A Ordinary Shares held under the 2022 Plan. Accordingly, such 10,109,451 Class A Ordinary Shares shall not be voted at the EGM. In accordance with the trust deed in respect of the 2022 Plan, the Board has instructed the trustee not to accept the Offer.

As at the date of this announcement, save for the Irrevocable Undertakings, (i) neither the Company nor parties acting in concert with it has received any irrevocable commitment not to accept the Offer; and (ii) neither the Company nor parties acting in concert with it has received any irrevocable commitment to accept the Offer.

I.	OVERSEAS SHAREHOLDERS

The making of the Offer to Overseas Shareholders may be subject to the laws of the relevant jurisdictions. The laws of the relevant jurisdictions may prohibit the making of the Offer to Overseas Shareholders or require compliance with certain filing, registration, or other requirements in respect of the Offer. The Company reserves the right, subject to the consent of the Executive and the relevant legal requirements, to make special arrangements with respect to Overseas Shareholders whose receipt of the Offer Document and the Form of Acceptance is subject to the laws of the overseas jurisdictions. Details of the Offer in respect of Overseas Shareholders will be set out in the Offer Document. The Company will comply with the requirements under Rule 8 (subject to Note 3 to Rule 8) of the Takeovers Code in respect of Overseas Shareholders.

It is the responsibility of each Overseas Shareholder who wishes to accept the Offer to satisfy itself or himself or herself as to the full observance of the laws of the relevant jurisdictions in that connection, including the obtaining of any government or other consents that may be required or compliance with other necessary formalities or legal requirements. Any acceptance of the Offer by any Shareholder shall be deemed to constitute a representation and warranty from such Shareholder to the Company that all applicable local laws and requirements have been observed and complied with. Shareholders should consult their professional advisers if in doubt.

The Company shall give notice of any matter in relation to the Offer to the Shareholders by issuing announcements or advertisements in accordance with the Codes and the Listing Rules and, if so given, shall be deemed to have been sufficient for all effective purposes, despite any failure by any Overseas Shareholders to receive the same.

J.	U.S. SHAREHOLDERS AND ADS HOLDERS

Shareholders (but not ADS holders in respect of their holdings of ADSs) who are located in the United States and wish to participate in the Offer must follow the instructions applicable to other Shareholders to be set out in the Offer Document.

ADS holders should refer to the additional instructions to be set out in the Offer Document in order to participate in the Offer. If the ADSs are held through a broker, dealer, commercial bank, trust company, or other securities intermediary and the ADS holder wishes to participate in the Offer, such ADS holder should provide tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions timely according to the Offer Document.

K.	NOMINEE REGISTRATION OF SHARES

To ensure equality of treatment of all Shareholders, those who hold Shares as nominees for more than one beneficial owner should, as far as practicable, treat the holding of each beneficial owner separately. In order for beneficial owners of the Class A Ordinary Shares, whose investments are registered in nominee names (including those whose interests in Class A Ordinary Shares are held through CCASS), to accept the Offer, it is essential that they provide instructions to their nominee agents of their intentions with regard to the Offer.

L.	IMPLICATIONS UNDER THE LISTING RULES AND THE CODES

Implications under the Listing Rules

As at the date of this announcement, Mr. Zhou, who is the WVR Beneficiary, beneficially owns an aggregate 17,393,666 Class B Ordinary Shares and 19,460,912 Class A Ordinary Shares, representing approximately 42.9% of the voting rights in the Company with respect to shareholder resolutions relating to matters other than the Reserved Matters. Mr. Zhou holds his interests in the Company through MO Holding Ltd. More than 99% of the interest of MO Holding Ltd is held by South Ridge Global Limited, which is in turn wholly-owned by a trust that was established by Mr. Zhou (as the settlor) for the benefit of Mr. Zhou and his family. The remaining interest of MO Holding Ltd is held by Zhihu Holdings Inc., which is wholly-owned by Mr. Zhou.

Pursuant to Rule 8A.13 of the Listing Rules, a listed issuer with a WVR structure must not increase the proportion of shares that carry weighted voting rights above the proportion in issue at the time of listing. Pursuant to Rule 8A.15 of the Listing Rules, if a listed issuer with a WVR structure reduces the number of its shares in issue (such as through a purchase of its own shares) the beneficiaries of weighted voting rights must reduce their weighted voting rights in the issuer proportionately (such as through conversion of a proportion of their shareholding with those rights into shares without those rights), if the reduction in the number of shares in issue would otherwise result in an increase in the proportion of the listed issuer’s shares that carry weighted voting rights. Pursuant to Rule 8A.21 of the Listing Rules, any conversion of shares with weighted voting rights into ordinary shares must occur on a one to one ratio.

Upon completion of the Offer, Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares, such that the proportion of shares carrying WVR of the Company shall not be increased.

Implications under the Codes

Taking into account (i) the Maximum Number of Class A Ordinary Shares subject to the Offer and (ii) the fact that Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares on a one to one ratio to the effect that the proportion of shares carrying WVR of the Company shall not be increased, it is expected that full acceptance of the Offer will not result in change in control of the Company and will not result in acquisition of voting rights by any Shareholder that gives rise to an obligation to make a mandatory offer in accordance with Rule 26 of the Takeovers Code. The Company intends to maintain the listing status of the Class A Ordinary Shares on the Stock Exchange and the ADSs on the NYSE.

The Offer constitutes a share buy-back by general offer by the Company pursuant to the Share Buy-backs Code. Pursuant to Rule 3.1 of the Share Buy-backs Code, the Offer must be approved by a majority of the votes cast by Shareholders who do not have a material interest in the Offer which is different from the interests of all other Shareholders, in attendance in person or by proxy at a general meeting of the Shareholders duly convened and held to consider the Offer. The Company will convene the EGM by a notice of meeting which is accompanied by the Offer Document. If the Independent Shareholders do not approve the Offer at the EGM, the Offer will lapse.

If the Offer is not approved by the Independent Shareholders, the Offer will not proceed and will lapse immediately.

As at the date of this announcement, the Company does not believe that the transactions under the Offer would give rise to any concerns in relation to compliance with other applicable rules or regulations (including the Listing Rules) in Hong Kong. If a concern should arise after the release of this announcement, the Company will endeavor to resolve the matter to the satisfaction of the relevant authority as soon as possible but in any event before the dispatch of the Offer Document.

M.	CHANGES IN SHAREHOLDING STRUCTURE OF THE COMPANY

The table below sets out the shareholding structure of the Company as at the date of this announcement and immediately after the completion of the Offer (assuming that (i) the Maximum Number of Class A Ordinary Shares are bought-back under the Offer; (ii) Mr. Zhou will simultaneously reduce his WVR in the Company by way of converting his Class B Ordinary Shares into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules to the effect that the proportion of shares carrying WVR of the Company shall not be increased; (iii) no outstanding options or restricted share units granted pursuant to the 2012 Plan or the 2022 Plan will be exercised or vested from the date of this announcement up to and including the date of completion of the Offer; and (iv) none of the Controlling Shareholders, Director who holds Shares, or parties acting in concert with the Company will accept the Offer):

	Immediately before completion of the Offer			Upon completion of the Offer
	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights	Number of Shares	Approximate % of interest in the total issued and outstanding Shares (on a one share one vote basis)	Approximate % of voting rights
Controlling Shareholders
—MO Holding Ltd (1)	19,460,912 Class A Ordinary Shares	6.6%	4.3%	22,227,776 Class A Ordinary Shares	9.0%	5.9%
	17,393,666 Class B Ordinary Shares	5.9%	38.6%	14,626,802 Class B Ordinary Shares	5.9%	38.6%
Sub-total	36,854,578 Shares	12.5%	42.9%	36,854,578 Shares	14.9%	44.4%
Director who holds Shares
—Mr. Dahai Li (2)	2,878,690 Class A Ordinary Shares	1.0%	0.6%	2,878,690 Class A Ordinary Shares	1.2%	0.8%
—Mr. Hanhui Sam Sun (3)	7,500 Class A Ordinary Shares	0.0%	0.0%	7,500 Class A Ordinary Shares	0.0%	0.0%
—Ms. Hope Ni (3)	7,500 Class A Ordinary Shares	0.0%	0.0%	7,500 Class A Ordinary Shares	0.0%	0.0%
—Mr. Derek Chen (3)	5,000 Class A Ordinary Shares	0.0%	0.0%	5,000 Class A Ordinary Shares	0.0%	0.0%
Parties acting in concert with the Company
—Deutsche Bank Concert Group (4)	—	—	—	—	—	—
Other Shareholders
Trustee of the 2022 Plan (5)	10,109,451 Class A Ordinary Shares	3.4%	2.2%	10,109,451 Class A Ordinary Shares	4.1%	2.7%
Other shareholders (6)	244,769,667 Class A Ordinary Shares	83.1%	54.3%	197,848,219 Class A Ordinary Shares	79.9%	52.2%
Total	294,632,386 Shares	100.0%	100.0%	247,710,938 Shares	100.0%	100.0%

Notes:

(1)	MO Holding Ltd is a company incorporated in the British Virgin Islands. As at the date of this announcement, more than 99% of the interest of MO Holding Ltd is held by South Ridge Global Limited, which is in turn wholly-owned by a trust that was established by Mr. Zhou (as the settlor) for the benefit of Mr. Zhou and his family. The remaining interest of MO Holding Ltd is held by Zhihu Holdings Inc., which is wholly-owned by Mr. Zhou. Upon completion of the Offer, Mr. Zhou, the WVR Beneficiary, will simultaneously reduce his WVR in the Company by way of converting the Class B Ordinary Shares held by MO Holding Ltd into Class A Ordinary Shares on a one to one ratio pursuant to the Listing Rules, such that the proportion of shares carrying WVR of the Company shall not be increased.

(2)	Including (i) 1,673,042 Class A Ordinary Shares held by Ocean Alpha Investment Limited; (ii) 1,106,198 Class A Ordinary Shares held by SEA & SANDRA Global Limited; and (iii) 99,450 Class A Ordinary Shares representing the ADSs held by Mr. Dahai Li. The entire interest in Ocean Alpha Investment Limited is held by a trust that was established by Mr. Dahai Li for the benefit of him and his family. SEA & SANDRA Global Limited is wholly-owned by Mr. Dahai Li. Mr. Dahai Li is therefore deemed to be interested in the Shares held by Ocean Alpha Investment Limited and SEA & SANDRA Global Limited.

(3)	The relevant Directors are entitled to receive 10,000 restricted shares (the underlying Shares of which are Class A Ordinary Shares) pursuant to their respective director agreements with the Company. As at the date of this announcement, 75%, 75% and 50% of the relevant restricted shares have become vested to Mr. Hanhui Sam Sun, Ms. Hope Ni and Mr. Derek Chen, respectively.

(4)	Deutsche Bank has been appointed as the financial adviser to the Company in respect of the Offer. Accordingly, Deutsche Bank and persons controlling, controlled by or under the same control as Deutsche Bank (except exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code) are presumed to be acting in concert with the Company in accordance with class 5 of the definition of “acting in concert” under the Takeovers Code.

Details of holdings, borrowings or lending of, and dealings in, the Class A Ordinary Shares or ADSs or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company held by or entered into by other members of the Deutsche Bank group (except in respect of Class A Ordinary Shares or ADSs held by exempt principal traders or exempt fund managers or Class A Ordinary Shares or ADSs held on behalf of non-discretionary investment clients of other parts of the Deutsche Bank group), if any, will be obtained as soon as possible after the date of this announcement in accordance with Note 1 to Rule 3.5 of the Takeovers Code. A further announcement will be made by the Company if the holdings, borrowings, lending, or dealings of the other members of the Deutsche Bank group are significant and in any event, such information will be disclosed in the Offer Document. The statements in this announcement as to holdings, borrowings or lending of, or dealings in, the Class A Ordinary Shares or ADSs or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company by parties acting in concert with the Company are subject to the holdings, borrowings, lending, or dealings (if any) of relevant members of the Deutsche Bank group presumed to be acting in concert with the Company.

Notwithstanding that connected exempt principal traders within the Deutsche Bank group are not acting in concert with the Company:

(i)	Class A Ordinary Shares or ADSs held by any such connected exempt principal traders must not be assented to the Offer until the Offer becomes or is declared unconditional as to acceptances in accordance with the requirements of Rule 35.3 of the Takeovers Code, unless (a) the relevant connected exempt principal trader holds the Class A Ordinary Shares or ADSs as a simple custodian for and on behalf of non-discretionary clients, and (b) there are contractual arrangements in place between the relevant connected exempt principal trader and its clients that strictly prohibit the relevant connected exempt principal trader from exercising any discretion over the relevant Class A Ordinary Shares or ADSs, and all instructions shall originate from the client only, and if no instructions are given, then no action shall be taken on the relevant Class A Ordinary Shares or ADSs held by the relevant connected exempt principal trader.

(ii)	(a) Class A Ordinary Shares or ADSs held by any such connected exempt principal traders shall not be voted at the EGM in accordance with the requirement of Rule 35.4 of the Takeovers Code, and the Class A Ordinary Shares or ADSs held by any member of the Deutsche Bank group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients shall not be voted at the EGM unless otherwise confirmed with the Executive.

(b) Class A Ordinary Shares or ADSs held by such exempt principal traders may, subject to consent of the Executive, be allowed to be voted at the EGM if: (A) the relevant connected exempt principal trader holds the relevant Class A Ordinary Shares or ADSs as a simple custodian for and on behalf of non-discretionary clients; (B) there are contractual arrangements in place between the relevant connected exempt principal trader and its client that strictly prohibit such member of the Deutsche Bank group from exercising any discretion over the relevant Class A Ordinary Shares or ADSs; (C) all instructions shall originate from such non-discretionary client only (if no instructions are given, then no action shall be taken on the relevant Class A Ordinary Shares or ADSs held by the relevant connected exempt principal trader); and (D) such non-discretionary client is not a party acting in concert with the Company and is an Independent Shareholder.

(5)	This represents the Class A Ordinary Shares, which were purchased at the cost of the Company, held by the trustee of the 2022 Plan on trust for participants under the 2022 Plan to satisfy the future exercise or vesting of awards granted under the 2022 Plan.

(6)	This includes the Shareholders who have given the Irrevocable Undertakings.

(7)	The calculation is based on a total number of 277,238,720 Class A Ordinary Shares and 17,393,666 Class B Ordinary Shares issued and outstanding as at July 19, 2024 (excluding the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan). In addition, percentage may not add up to 100% due to rounding.

As at the date of this announcement, save as disclosed above, neither the Company nor its parties acting in concert holds, owns, controls, or has direction over any Shares, outstanding options, derivatives, warrants, or securities that are convertible or exchangeable into Shares, or has entered into any outstanding derivatives in respect of securities in the Company.

N.	INFORMATION ON THE COMPANY AND THE GROUP

The Company is an exempted company incorporated in Cayman Islands with limited liability, which is controlled through weighted voting rights. The Company’s ADSs have been listed on the NYSE under the symbol “ZH” since March 26, 2021. The Company’s Class A Ordinary Shares have been listed on the Main Board of the Stock Exchange since April 22, 2022. The Group is a leading online content community in China where people come to find solutions, make decisions, seek inspiration, and have fun. Since the initial launch in 2010, the Group has grown from a Q&A community into one of the top comprehensive online content communities and the largest Q&A-inspired online content community in China.

Set out below is a summary of the audited consolidated financial results of the Group for the two years ended December 31, 2022 and 2023 as extracted from the annual report of the Company for the year ended December 31, 2023:

	For the Year Ended December 31,
	2023	2022
	RMB’000 (Audited)	RMB’000 (Audited)
Revenue	4,198,889	3,604,919
Loss before income tax	(827,696)	(1,564,220)
Net loss	(839,528)	(1,578,403)
Net loss attributable to the Company’s shareholders	(843,641)	(1,581,157)

The audited consolidated net asset value attributable to the Shareholders as at December 31, 2023 was RMB4,599.81 million.

O.	DEALINGS IN SHARES

The Company repurchased 3,482,784 ADSs, representing a total of 1,741,392 Class A Ordinary Shares of the Company based on the then effective ADS to Class A Ordinary Share ratio of two ADSs representing one Class A Ordinary Share prior to May 10, 2024, in the six-month period prior to the date of this announcement in accordance with the general mandate to repurchase Shares and/or ADSs that has been granted by the Shareholders to the Board at the annual general meeting of the Company held on June 30, 2023. The Company will not conduct any on-market share buy-back from the date of this announcement up to and including the date on which the Offer closes, lapses, or is withdrawn, as the case may be.

Period of	Number and method of	Price paid per Share				Average price
Repurchase	Repurchased Shares	Highest		Lowest		paid per Share
January 19 to January 31, 2024	1,615,066 on the NYSE	US$	1.73	US$	1.56	US$	1.66
February 1 to February 29, 2024	Nil		—		—		—
March 1 to March 31, 2024	126,326 on the NYSE	US$	1.38	US$	1.35	US$1.37
April 1 to April 30, 2024	Nil		—		—		—
May 1 to May 31, 2024	Nil		—		—		—
June 1 to June 30, 2024	Nil		—		—		—
July 1 to July 18, 2024	Nil		—		—		—

P.	OTHER ARRANGEMENTS

As at the date of this announcement:

(i)	save for the Irrevocable Undertakings, there is no arrangement referred to in Note 8 to Rule 22 of the Takeovers Code (whether by way of option, indemnity or otherwise) in relation to the Shares and other relevant securities of the Company which might be material to the Offer;

(ii)	there is no agreement or arrangement, to which the Company or any party acting in concert with it is a party, which relates to circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Offer (save as those set out in the section headed “E. Condition of the Offer” in this announcement above);

(iii)	neither the Company nor any party acting in concert with it has borrowed or lent any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Company;

(iv)	save for the Irrevocable Undertakings, there is no understanding, arrangement, agreement or special deal between any Shareholder, on the one hand, and any of the Company and any party acting in concert with it, on the other hand; and

(v)	apart from the Offer Price, there is no other consideration, compensation or benefit in whatever form paid or to be paid by the Company or any party acting in concert with it to any Shareholder or any party acting in concert with any of them in connection with the Offer.

Q.	REASONS FOR AND BENEFITS OF THE OFFER

The Company believes that the Offer is in the best interest of the Company and its Shareholders and ADS holders as a whole for the following reasons:

(i)	The Offer will provide the Shareholders and ADS holders with an opportunity to realize part of their investments: The Offer Price for Class A Ordinary Share represents a premium of approximately 9.6% over HK$8.31 which is the average closing price per Class A Ordinary Share as quoted on the Stock Exchange for the ten consecutive trading days up to and including the Last Trading Day and a premium of approximately 14.9% over HK$7.93 which is the average closing price per Share as quoted on the Stock Exchange for the thirty consecutive trading days up to and including the Last Trading Day. The Offer Price for ADS represents a premium of approximately 10.8% over US$3.16 which is the average closing price per ADS as quoted on the NYSE for the ten consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day and a premiumof approximately 14.8% over US$3.05 which is the average closing price per ADS as quoted on the NYSE for the thirty consecutive trading days up to and including the NYSE trading day prior to the Last Trading Day.

The Offer will provide an opportunity for the Shareholders and ADS holders either to tender Class A Ordinary Shares (including in the form of ADSs) to realize part of their investments in the Company at a premium to recent market prices, or to increase their proportionate equity interests in the Company by retaining their shareholdings and participating in the future prospects of the Group. Therefore, the Offer provides the Shareholders and ADS holders a mechanism that allows them to decide their preferred investment level in the Company and allows those who wish to stay to benefit from enhanced Shareholder value.

(ii)	The Offer will improve the trading dynamics and refresh the Company’s shareholders’ structure: Considering the thin liquidity of the Class A Ordinary Shares traded on the Stock Exchange and in the form of ADSs traded on the NYSE, the Company believes that the Offer, if completed, will improve the trading dynamics and refresh the Company’s shareholders’ structure.

(iii)	Making the Offer is the best use of the Company’s financial resource: The Company had audited consolidated net assets attributable to the Shareholders of approximately RMB4,599.81 million (equivalent to approximately HK$5,075.82 million) as at December 31, 2023 and an aggregate of cash and cash equivalents, term deposits and short-term investments was RMB5,462.93 million (equivalent to approximately HK$6,028.26 million) as at December 31, 2023. After evaluating its cash position, the Company believes that making the Offer is the best use of the Company’s cash and is in the best interest of the Company and its Shareholders as a whole.

R.	INTENTION OF THE COMPANY

The Company intends to maintain the listing status of the Class A Ordinary Shares on the Stock Exchange and the ADSs on the NYSE. Assuming that the Offer is accepted in full, the Company expects to meet the minimum public float requirement as prescribed by the Stock Exchange upon completion of the Offer. It is the intention of the Company to continue with the existing businesses of the Group upon completion of the Offer. As at the date of this announcement, the Company does not intend to introduce any major changes by reason only of the Offer to the existing operations and management structure of the Group, and the employment of the employees of the Group will be continued and the material fixed assets of the Group will not be redeployed.

S.	GENERAL

The EGM

The EGM will be convened and held for the purposes of considering and, if thought fit, approving the Offer, at which only Independent Shareholders can vote.

Pursuant to the Irrevocable Undertakings, each of Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder has irrevocably undertaken to the Company that, among other things, it will, and will procure the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution in connection with the Offer at the EGM. Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder together hold a total of 34,120,714 Class A Ordinary Shares (including in the form of ADSs), representing approximately 7.6% of the voting rights in the Company as at the date of this announcement.

Mr. Zhou has indicated to the Company that he will procure MO Holding Ltd through which he holds his interests in the Company to vote in favor of the resolution in connection with the Offer at the EGM. As at the date of this announcement, Mr. Zhou, who is the WVR Beneficiary, beneficially owns an aggregate 17,393,666 Class B Ordinary Shares and 19,460,912 Class A Ordinary Shares, representing approximately 42.9% of the voting rights in the Company with respect to shareholder resolutions relating to matters other than the Reserved Matters.

Pursuant to the trust deed in respect of the 2022 Plan, the trustee of the 2022 Plan shall not exercise the voting rights attached to the Class A Ordinary Shares held by it. As at the Date of this announcement, the trustee of the 2022 Plan held 10,109,451 Class A Ordinary Shares (representing approximately 2.2% of the voting rights in the Company), which will not be voted on at the EGM.

Independent Board Committee and Independent Financial Adviser

Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu (each being a non-executive Director), and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen (each being an independent non-executive Director), comprising all the non-executive Directors who have no interest in the Offer other than as a Shareholder (only Mr. Dahai Li, Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen are Shareholders), have been appointed as members of the Independent Board Committee to advise the Independent Shareholders in respect of the Offer.

Altus Capital Limited, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO, has been appointed as the Independent Financial Adviser to advise the Independent Board Committee in connection with the Offer as to the fairness and reasonableness of the Offer and as to voting by the Independent Shareholders. Such appointment has been approved by the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code.

Offer Document

The Offer will commence on the date when the Offer Document setting out the full terms of the Offer and an expected timetable is published, subject to Independent Shareholder approval at the EGM. The Offer Document for the Offer containing, inter alia: (i) further details of the Offer; (ii) the expected timetable relating to the Offer; (iii) the recommendation from the Independent Board Committee with respect to the Offer; (iv) the advice of the Independent Financial Adviser to the Independent Board Committee and the Independent Shareholders; (v) a notice convening the EGM; and (vi) the Form of Acceptance, the ADS Letter of Transmittal, and information relating to the procedures required for the acceptance of the Offer, will be dispatched to the Shareholders and ADS holders within 21 days from the date of this announcement or such later date to which the Executive may consent.

T.	NUMBER OF RELEVANT SECURITIES OF THE COMPANY

Details of all classes of relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) issued by the Company and the numbers of such securities in issue as at the date of this announcement are as follows:

(i)	a total of 294,632,386 Shares issued and outstanding, which comprised 277,238,720 Class A Ordinary Shares and 17,393,666 Class B Ordinary Shares issued and outstanding. This total number of issued and outstanding Shares excludes the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan, which amounted to 335,565;

(ii)	a total of 1,809,712 outstanding options entitling the holders to acquire an aggregate of 1,809,712 Class A Ordinary Shares under the 2012 Plan;

(iii)	a total of 249,741 outstanding restricted shares entitling the holders to acquire an aggregate of 249,741 Class A Ordinary Shares under the 2012 Plan; and

(iv)	a total of 17,177,645 outstanding restricted share units entitling the holders to acquire an aggregate of 17,177,645 Class A Ordinary Shares under the 2022 Plan.

As at the date of this announcement, save as disclosed above, the Company has no other outstanding options, derivatives, warrants or securities which are convertible or exchangeable into Shares and the Company has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code).

U.	DEALINGS DISCLOSURE

In accordance with Rule 3.8 of the Takeovers Code, associates (having the meaning given to it under the Takeovers Code, including persons holding 5% or more of a class of relevant securities (as defined under Note 4 to Rule 22 of the Takeovers Code) of the Company) of the Company are hereby reminded to disclose their dealings in the relevant securities (as defined under Note 4 to Rule 22 of the Takeovers Code) of the Company pursuant to the requirements of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, the full text of Note 11 to Rule 22 of the Takeovers Code is reproduced below:

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than $1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

WARNING: The Offer is conditional upon the satisfaction of the Condition as described in this announcement in all aspects. Accordingly, the Offer may or may not become unconditional. Shareholders and/or potential investors of the Company should therefore exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action they should take should consult their licensed securities dealers or registered institutions in securities, bank managers, solicitors, professional accountants or other professional advisers.

V.	DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“2012 Plan”	the share incentive plan adopted by the Company in June 2012, as amended from time to time
“2022 Plan”	the share incentive plan adopted by the Company on March 30, 2022, as amended from time to time
“Accepting Shareholder(s)”	Shareholder(s) accepting the Offer
“Accepting ADS holder(s)”	ADS holder(s) accepting the Offer
“acting in concert”	has the meaning ascribed thereto in the Codes, and “parties acting in concert” shall be construed accordingly
“ADS(s)”	American Depositary Share(s), every one representing three Class A Ordinary Shares (upon the ADS to Class A Ordinary Share ratio change taking effect from May 10, 2024). For the avoidance of doubt, prior to the ADS to Class A Ordinary Share ratio change, every two ADSs represent one Class A Ordinary Share
“ADS Letter of Transmittal”	the form of letter of transmittal to accompany the Offer Document to the ADS holders for use by such persons in connection with the Offer
“Articles of Association”	the articles of association of the Company, as amended from time to time
“associate(s)’	has the meaning ascribed thereto in the Codes
“Board”	the board of Directors
“Business Day”	a day on which the Stock Exchange is open for the transaction of business
“CCASS”	the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited

“China” or “PRC”	the People’s Republic of China , and, unless the context requires otherwise and solely for the purpose of this announcement such as describing legal or tax matters, authorities, entities, or persons, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan region of the People’s Republic of China
“Class A Ordinary Share(s)”	class A ordinary shares in the share capital of the Company with a par value of US$0.000125 each, conferring a holder of a Class A Ordinary Share one vote per Share on any resolution tabled at the Company’s general meeting
“Class B Ordinary Share(s)”	class B ordinary shares in the share capital of the Company with a par value of US$0.000125 each, conferring weighted voting rights in the Company such that a holder of a Class B Ordinary Share is entitled to ten votes per Share on any resolution tabled at the Company’s general meeting, save for resolutions with respect to any Reserved Matters, in which case they shall be entitled to one vote per Share
“Codes”	collectively, the Takeovers Code and the Share Buy-backs Code
“Company”	Zhihu Inc., a company with limited liability incorporated in the Cayman Islands on May 17, 2011
“Condition”	the condition of the Offer, as set out under the section headed “E. Condition of the Offer” of this announcement
“Consolidated Affiliated Entity(ies)”	entities the Group controls through the Contractual Arrangements
“Contractual Arrangement(s)”	the series of contractual arrangements entered into between the WFOEs, the Onshore Holdcos and the VIE Registered Shareholders (as applicable)
“Controlling Shareholder(s)”	has the meaning ascribed thereto under the Listing Rules and, unless the context requires otherwise, refers to Mr. Zhou and the intermediary companies through which Mr. Zhou controls his interest in the Company, namely, MO Holding Ltd, South Ridge Global Limited and Zhihu Holdings Inc. and “Controlling Shareholder” means any one of them

“Deutsche Bank”	Deutsche Bank AG Hong Kong Branch, a registered institution under the SFO to carry out type 1 (dealing in securities), type 4 (advising on securities), type 6 (advising on corporate finance), and type 9 (asset management) regulated activities under the SFO, being the financial adviser to the Company in respect of the Offer
“Director(s)”	the director(s) of the Company
“EGM”	the extraordinary general meeting of the Company to be convened and held to consider and, if thought fit, to approve the ordinary resolution in respect of the Offer
“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director
“Form of Acceptance”	the form of acceptance to be issued with the Offer Document to the Shareholders for use by such persons in connection with the Offer
“Group”	the Company, its subsidiaries and the Consolidated Affiliated Entities from time to time, and where the context requires, in respect of the period prior to our Company becoming the holding company of its present subsidiaries and Consolidated Affiliated Entities, such subsidiaries and Consolidated Affiliated Entities as if they were subsidiaries and Consolidated Affiliated Entities of the Company at the relevant time
“HK$” or “Hong Kong dollars”	Hong Kong dollars, the lawful currency of Hong Kong
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China
“Independent Board Committee”	the independent committee of the Board comprising all the non-executive Directors, namely Mr. Dahai Li, Mr. Zhaohui Li, Mr. Bing Yu, and all the independent non-executive Directors, namely Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen, who have no interest in the Offer other than as a Shareholder (only Mr. Dahai Li, Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen are Shareholders), which has been formed to advise the Independent Shareholders in relation to the Offer

“Independent Financial Adviser”	Altus Capital Limited, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO, being the independent financial adviser to advise the Independent Board Committee in connection with the Offer
“Independent Shareholder(s)”	Shareholder(s) other than (i) any Shareholder who has a material interest in the Offer different from all other Shareholders; and (ii) any person who may be required to abstain from voting on the ordinary resolution in respect of the Offer to be proposed at the EGM in accordance with the Codes
“Innovation Works Shareholders”	being (i) Innovation Works Development Fund, L.P., a fund organized under the laws of the Cayman Islands, and (ii) Innovation Works Holdings Limited, a company incorporated in the British Virgin Islands, which in aggregate hold 11,889,945 Class A Ordinary Shares (including in the form of ADSs), representing approximately 4.0% of interest in the total issued and outstanding Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) and approximately 2.6% of voting rights in the Company as at the date of this announcement
“Irrevocable Undertakings”	the irrevocable undertakings given by each of Innovation Works Shareholders, Qiming Shareholders and SAIF Shareholder to the Company that (i) it will, and will procure the holders of Shares and/or ADSs whose Shares and/or ADSs it is deemed to be interested in by virtue of Part XV of the SFO to, accept the Offer in respect of part of such Shares and/or ADSs (details of which are set out under the section headed “H. The Irrevocable Undertakings” of this announcement); (ii) it will, and will procure the holders of Shares whose Shares it is deemed to be interested in by virtue of Part XV of the SFO to, vote in favor of the resolution in connection with the Offer at the EGM; and (iii) prior to the earlier of the Offer closing or lapsing: (a) it will not, and will procure any party acting in concert with it not to, acquire any Share or ADS or other securities of the Company; and (b) it will not, and will procure any party acting in concert with it not to, sell, transfer, assign, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any Shares and/or ADSs

“Last Trading Day”	July 19, 2024, being the last full trading day in the Class A Ordinary Shares on the Stock Exchange immediately prior to the date of this announcement
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited
“Long Stop Date”	December 31, 2024
“Maximum Number”	46,921,448 Class A Ordinary Shares (including in the form of ADSs), being the maximum number of Class A Ordinary Shares to be bought back pursuant to the Offer, representing approximately 15.9% of the total Shares (on a one share one vote basis) in issue and outstanding as at the date of this announcement
“Mr. Zhou”	Mr. Yuan Zhou, Chairman and executive Director of the Company
“NYSE”	New York Stock Exchange
“Offer”	a conditional voluntary cash offer by Deutsche Bank on behalf of the Company to buy back up to the Maximum Number at the Offer Price from all Shareholders
“Offer Document”	a circular to the Shareholders (comprising, amongst others, the document containing the Offer, a notice of the EGM, form of proxy for voting at the EGM, the Form of Acceptance, and the ADS Letter of Transmittal) to be issued by the Company in connection with the Offer
“Offer Period”	has the meaning ascribed thereto under the Codes and commencing from the date of this announcement
“Offer Price”	HK$9.11 per Class A Ordinary Share or US$3.50 per ADS
“Onshore Holdco(s)”	Beijing Zhizhe Tianxia Technology Co., Ltd. (北京智者天下科技有限公司), Shanghai Biban Network Technology Co., Ltd. (上海彼伴網絡科技有限公司), Shanghai Pinzhi Education Technology Co., Ltd. (上海品職教育科技有限公司), and Wuhan Xinyue Network Technology Co., Ltd. (武漢昕越網絡科技有限公司)

“Overseas Shareholder(s)”	Shareholder(s), whose address(es) as shown on the register of members of the Company is/are outside Hong Kong
“Prospectus”	the prospectus of the Company dated April 11, 2022
“Qiming Shareholders”	being (i) Qiming Venture Partners III, L.P., an exempted limited partnerships organized under the laws of the Cayman Islands, (ii) Qiming Managing Directors Fund III, L.P., an exempted limited partnerships organized under the laws of the Cayman Islands, and (iii) Qiming Venture Partners III Annex Fund, L.P., an exempted limited partnerships organized under the laws of the Cayman Islands, which in aggregate hold 10,201,891 Class A Ordinary Shares (including in the form of ADSs), representing approximately 3.5% of interest in the total issued and outstanding Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) and approximately 2.3% of voting rights in the Company as at the date of this announcement
“Reserved Matters”	those matters whose resolutions with respect to which each Share is entitled to one vote at general meetings of the Company pursuant to the Articles of Association, being: (i) any amendment to the Memorandum or Articles, including the variation of the rights attached to any class of shares, (ii) the appointment, election or removal of any independent non-executive Director, (iii) the appointment or removal of the Company’s auditors, and (iv) the voluntary liquidation or winding up of the Company
“RMB”	Renminbi, the lawful currency of PRC
“SAIF Shareholder”	SAIF IV Mobile Apps (BVI) Limited is a company incorporated in the British Virgin Islands and holds 12,028,878 Class A Ordinary Shares (including in the form of ADSs), representing approximately 4.1% of interest in the total issued and outstanding Shares (on a one share one vote basis, and excluding the Class A Ordinary Shares issued to the depositary for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the 2012 Plan and the 2022 Plan) and approximately 2.7% of voting rights in the Company as at the date of this announcement

“SEC”	the Securities and Exchange Commission of the United States
“SFC”	the Securities and Futures Commission of Hong Kong
“SFO”	Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)
“Share(s)”	the Class A Ordinary Shares and Class B Ordinary Shares in the share capital of the Company, as the context so requires
“Share Buy-backs Code”	the Code on Share Buy-backs of Hong Kong
“Shareholder(s)”	registered holder(s) of the Shares from time to time
“Stock Exchange”	The Stock Exchange of Hong Kong Limited
“Takeovers Code”	the Code on Takeovers and Mergers of Hong Kong
“United States”	United States of America
“VIE Registered Shareholders”	the registered shareholders of the Onshore Holdcos, namely, Mr. Zhou and Dahai Li with respect to Beijing Zhizhe Tianxia Technology Co., Ltd. (北京智者天下科技有 限公司); Nanjing Zhixin Technology Co., Ltd. (南京知鑫科技有限公司), Changjian Ma and Wenjing Zhao with respect to Shanghai Biban Network Technology Co., Ltd. (上海彼伴網絡科技有限公司); Nanjing Zhizhe Tianxia Information Technology Co., Ltd. (南京智者天下信息技術有限公司), Sike Li and Lingtao Zhang with respect to Shanghai Pinzhi Education Technology Co., Ltd. (上海品職教育科技有限公 司); and Mr. Zhou and Rongle Zhang with respect to Wuhan Xinyue Network Technology Co., Ltd. (武漢昕越網絡科技有限公司) (other than Beijing Radio and Television Station (北京廣播電視台) which is an independent third party with 1% shareholding in Beijing Zhizhe Tianxia Technology Co., Ltd. (北京智者天下科技有限 公司))

“weighted voting rights” or “WVR”	has the meaning ascribed to it under the Listing Rules
“WFOEs”, each a “WFOE”	Zhizhe Sihai (Beijing) Technology Co., Ltd. (智者四海(北京)技術有限公司), Shanghai Paya Information Technology Co., Ltd. (上海杷雅信息科技有限公司), Shanghai Zhishi Technology Co., Ltd. (上海知匙科技有限公司), and Wuhan Bofeng Technology Co., Ltd. (武漢博烽科技有限公司)
“WVR Beneficiary”	has the meaning ascribed to it under the Listing Rules and unless the context otherwise requires, refers to Mr. Zhou, being the beneficial owner of the Class B Ordinary Shares which carry weighted voting rights, details of which are set out in the section headed “Share Capital” in the Prospectus
“WVR Structure”	has the meaning ascribed to it in the Listing Rules

Unless otherwise specified, (i) all translations of financial data in Hong Kong dollars into United States dollars and from United States dollars into Hong Kong dollars in this announcement were made at the exchange rate prevailing on the date of this announcement set forth in the H.10 statistical release of the Federal Reserve Board: US$1.00 : HK$7.8073; and (ii) all translations of financial data in Hong Kong dollars into Renminbi and from Renminbi into Hong Kong dollars in this announcement were made at the exchange rate published by the People’s Bank of China on December 29, 2023: HK$1.00 : RMB0.90622. The translations should not be construed as representations that the converted amounts actually represent such amounts could be converted into another currency at the rates indicated above.

By order of the board of
Zhihu Inc.
Yuan Zhou
Chairman

Hong Kong, July 19, 2024

As at the date of this announcement, the board of Directors comprises Mr. Yuan Zhou as an executive Director, Mr. Dahai Li, Mr. Zhaohui Li, and Mr. Bing Yu as non-executive Directors, and Mr. Hanhui Sam Sun, Ms. Hope Ni, and Mr. Derek Chen as independent nonexecutive Directors.

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.